Exhibit 99.1

ASB Bancorp, Inc. Reports Financial Results for the Second Quarter and Six Months Ended June 30, 2017

ASHEVILLE, N.C., July 28, 2017 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three- and six-month periods ended June 30, 2017. The Company reported net income of $1.2 million, or $0.31 per diluted common share, for the quarter ended June 30, 2017 compared to net income of $1.7 million, or $0.45 per diluted common share, for the same quarter of 2016. The lower earnings for the second quarter of 2017 were primarily attributable to additional expenses incurred during the quarter that were related to the Company's previously announced merger with First Bancorp. For the six months ended June 30, 2017, the Company reported net income of $3.0 million compared to net income of $2.8 million for the same period of 2016 or an increase of 6.0%. For the year-to-date periods, net income per common share increased to $0.80 per diluted common share for the six months ended June 30, 2017 from $0.75 per diluted common share for the six months ended June 30, 2016.

As previously disclosed, the Company entered into an Agreement and Plan of Merger and Reorganization on May 1, 2017 with First Bancorp, the holding company for First Bank, Southern Pines, North Carolina. The merger agreement has been unanimously approved by the boards of directors of each of the Company and First Bancorp. The closing of the merger is subject to the approval of the Company's shareholders, requisite regulatory approvals, the effectiveness of the registration statement filed by First Bancorp with respect to the shares of First Bancorp common stock to be issued in the merger, and other customary closing conditions. The parties anticipate closing the merger during the fourth quarter of 2017. For the three- and six-month periods ended June 30, 2017, the Company reported merger-related expenses in the amount of $520,000 before income taxes and $446,000, net of income taxes, or $0.12 per diluted common share.

Suzanne S. DeFerie, President and Chief Executive Officer, commented: "We sustained the solid momentum we established in the first quarter through the first six months of the year. Second quarter net interest income increased and net interest margin expanded over each of the previous four quarters. Asset quality continued to improve during the quarter, in addition to modest growth in average loans and average deposits since the first quarter of 2017.

"During the quarter, we persisted in improving our book value per common share and in maintaining a strong capital position. We remained focused on cost savings and improved efficiency as we contribute to profitable growth and attractive returns for our shareholders."

2017 Second Quarter Highlights

  Net income for the second quarter of 2017 decreased to $1.2 million, or $0.31 per diluted common share, from $1.7 million, or $0.45 per diluted common share, for the second quarter of 2016. The decrease in 2017 was primarily attributable to merger-related expenses.
  For the three- and six-month periods ended June 30, 2017, the Company incurred merger-related expenses in the amount of $520,000 before income taxes and $446,000, net of income taxes, or $0.12 per diluted common share.
  Net interest income increased 10.4% to $6.5 million for the three months ended June 30, 2017 from $5.9 million for the three months ended June 30, 2016. The net interest margin improved to 3.51% for the second quarter of 2017 compared to 3.20% for the same quarter of 2016.
  Interest income from loans increased 5.7% in the second quarter of 2017 compared to the second quarter of 2016, which primarily reflected a 15 basis point increase in the average yield on loans and a $9.8 million increase in average loan balances when comparing the two quarters.
  Interest expense was $601,000 for the second quarter of 2017 compared to $854,000 for the same quarter of 2016, a decrease of 29.6%, primarily due to the repayment of $30.0 million in Federal Home Loan Bank advances that matured in March 2017. The advances had interest rates ranging from 3.99% to 4.20%.
  Loan balances increased $10.0 million, or 1.7%, to $613.6 million at June 30, 2017 from $603.6 million at December 31, 2016 and increased $7.4 million, or 1.2%, since June 30, 2016 as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Noninterest income decreased 29.0% to $1.8 million for the second quarter of 2017 from $2.5 million for the second quarter of 2016, primarily due to decreases in gains realized from the sale of investment securities.
  Noninterest expenses increased 11.1% to $6.3 million for the second quarter of 2017 from $5.6 million for the second quarter of 2016, primarily due to merger-related expenses of $520,000 and a $106,000 increase in compensation expenses in 2017.
  Delinquent and nonperforming loans were 0.13% and 0.09%, respectively, of total loans at June 30, 2017 compared to 0.27% and 0.17%, respectively, of total loans at December 31, 2016.
  Nonperforming assets, including foreclosed properties and repossessed assets, were 0.71% of total assets at June 30, 2017 compared to 0.79% of total assets at December 31, 2016 and 0.91% of total assets at June 30, 2016.
  Core deposits, which exclude certificates of deposit, increased $24.8 million, or 4.8%, since December 31, 2016 and $35.5 million, or 7.0%, since June 30, 2016. Noninterest-bearing deposits increased $12.7 million, or 10.3%, and commercial non-maturity deposits increased $10.4 million, or 6.7%, since December 31, 2016.
  Book value per common share increased to $25.41 at June 30, 2017 from $24.06 at December 31, 2016 and $23.80 at June 30, 2016.
  Capital remained strong with consolidated regulatory capital ratios of 16.17% common equity tier 1 capital, 12.15% tier 1 leverage capital, 16.17% tier 1 risk-based capital and 17.28% total risk-based capital.

Income Statement Analysis

Net Interest Income. Net interest income increased by $612,000, or 10.4%, to $6.5 million for the three months ended June 30, 2017 compared to $5.9 million for the three months ended June 30, 2016. Total interest and dividend income increased $359,000, or 5.3%, to $7.1 million for the three months ended June 30, 2017 from $6.8 million for the three months ended June 30, 2016, primarily as a result of a 15 basis point increase in the average yield on loans and an increase of $9.8 million in average loan balances. Interest on investment securities decreased $33,000, attributable to a $17.0 million decrease in the average balance of investment securities primarily to fund loan growth, which was partially offset by a 31 basis point increase in the average yield earned on the investment portfolio. Interest expense decreased $253,000, or 29.6%, to $601,000 for the three months ended June 30, 2017 from $854,000 for the three months ended June 30, 2016, primarily attributable to the repayment of $30.0 million in Federal Home Loan Bank advances that matured in March 2017, which was partially offset by a 2 basis point rate increase on total interest-bearing deposits and higher average balances of interest-bearing deposits. For the same comparable three-month periods, average noninterest-bearing deposits grew $13.1 million, or 11.0%, which contributed to minimizing deposit interest expense while deposit funding grew.

Net interest income increased by $886,000, or 7.6%, to $12.6 million for the six months ended June 30, 2017 compared to $11.7 million for the six months ended June 30, 2016. Interest income on loans increased $617,000, primarily resulting from a 12 basis point increase in the average yield on loans and a $14.0 million increase in average loan balances. Interest on investment securities decreased $101,000, attributable to a $20.2 million decrease in the average balance of investment securities to fund loan growth, which was partially offset by a 31 basis point increase in the average yield earned on the investment portfolio. Interest expense decreased $281,000, or 16.5%, for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. The lower interest expense was primarily due to the repayment of $30.0 million in Federal Home Loan Bank advances that matured in March 2017, which was partially offset by a 3 basis point rate increase on total interest-bearing deposits and $27.2 million higher average balances of interest-bearing deposits. For the same comparable six-month periods, average noninterest-bearing deposits grew $12.3 million, or 10.5%, which provided deposit funding growth without adding deposit interest expense.

Noninterest Income. Noninterest income decreased $719,000, or 29.0%, to $1.8 million for the three months ended June 30, 2017 from $2.5 million for the three months ended June 30, 2016. Factors that contributed to the decrease in noninterest income included a decrease of $716,000 in gains realized from the sale of investment securities, which was partially offset by an increase of $73,000 in income from an investment in bank owned life insurance.

Noninterest income decreased $822,000, or 18.2%, to $3.7 million for the six months ended June 30, 2017 from $4.5 million for the six months ended June 30, 2016. The decrease in noninterest income during the 2017 period was primarily due to a $1.1 million decrease in gains realized from the sale of investment securities, which was partially offset by increases of $160,000 in income from investments in bank owned life insurance and $111,000 in mortgage banking income. The increase in mortgage banking income was attributable to higher volumes of residential mortgage loans originated and sold during the 2017 period.

Noninterest Expenses. Noninterest expenses increased $625,000, or 11.1%, to $6.3 million for the three months ended June 30, 2017 from $5.6 million for the three months ended June 30, 2016. The increase for the second quarter of 2017 was primarily due to $520,000 in merger-related expenses, increases of $106,000 in compensation expenses and $58,000 in foreclosed property expenses, which were partially offset by a decrease of $64,000 in net occupancy expense. The increase in compensation and employee benefits was primarily attributable to higher ESOP expenses of $178,000 and higher salary expenses of $65,000, which were partially offset by a decrease of $158,000 in pension expenses.

Noninterest expenses increased $452,000, or 4.0%, to $11.9 million for the six months ended June 30, 2017 from $11.4 million for the six months ended June 30, 2016. The higher 2017 noninterest expenses were primarily attributable to merger-related expenses of $520,000, increases of $253,000 in ESOP expense and $146,000 in debit card expenses, which were partially offset by a $315,000 reduction in pension plan expenses related to termination of the qualified pension plan during the fourth quarter of 2016 and a decrease of $141,000 in professional and outside services.

Balance Sheet Review

Assets. Total assets increased $5.6 million, or 0.7%, to $801.4 million at June 30, 2017 from $795.8 million at December 31, 2016. Cash and cash equivalents increased $6.6 million, or 14.1%, to $53.3 million at June 30, 2017 from $46.7 million at December 31, 2016, primarily attributable to deposit growth. Investment securities decreased $4.0 million, or 3.9%, to $99.6 million at June 30, 2017 from $103.6 million at December 31, 2016, primarily due to the redeployment of investment securities to fund loan growth. Loans receivable, net of deferred fees, increased $10.0 million, or 1.7%, to $613.6 million at June 30, 2017 from $603.6 million at December 31, 2016 as new loan originations, primarily residential mortgage and commercial and industrial loan originations, exceeded loan repayments, prepayments and foreclosures.

Liabilities. Total deposits increased $29.8 million, or 4.6%, to $677.4 million at June 30, 2017 from $647.6 million at December 31, 2016. During the six months ended June 30, 2017, we continued our focus on core deposit growth, from which we exclude certificates of deposit. Core deposits increased $24.9 million, or 4.8%, to $541.0 million at June 30, 2017 from $516.1 million at December 31, 2016.

Commercial checking and money market accounts increased $10.4 million, or 6.7%, to $165.7 million at June 30, 2017 from $155.3 million at December 31, 2016, reflecting expanded sources of lower cost funding. Our continued efforts to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects our commitment to establishing diversified relationships with business clients.

Certificates of deposit increased $5.0 million, or 3.8%, to $136.5 million at June 30, 2017 from $131.5 million at December 31, 2016, which included an $8.1 million increase in brokered deposits since December 31, 2016. Accounts payable and other liabilities increased $692,000, or 10.4%, to $7.4 million at June 30, 2017 from $6.7 million at December 31, 2016. The increase in accounts payable and other liabilities at June 30, 2017 was primarily attributable to escrow payments made by borrowers.

Asset Quality

Provision for Loan Losses. The provision for loan losses was $75,000 for the three months ended June 30, 2017 compared to $104,000 for the three months ended June 30, 2016. The decrease in the provision for loan losses for the second quarter of 2017 was primarily due to continued improvement in asset quality. The allowance for loan losses totaled $6.7 million, or 1.09% of total loans, at June 30, 2017 compared to $6.6 million, or 1.09% of total loans, at December 31, 2016. We charged off $43,000 in loans during the three months ended June 30, 2017 compared to $260,000 during the three months ended June 30, 2016.

The Company recorded a provision for loan losses in the amount of $132,000 for the six months ended June 30, 2017 compared to $503,000 for the six months ended June 30, 2016. The Company charged off $96,000 in loans for the first six months of 2017 compared to $268,000 for the first six months of 2016. The decrease in the six-month provision for loan losses was primarily due to continued improvement in asset quality and the payoff of a residential nonperforming loan for $434,000 during the first six months of 2017.

Nonperforming Assets. Nonperforming assets totaled $5.7 million, or 0.71% of total assets, at June 30, 2017 compared to $6.3 million, or 0.79% of total assets, at December 31, 2016. Nonperforming assets included $553,000 in nonperforming loans and $5.2 million in foreclosed real estate and repossessed assets at June 30, 2017 compared to $1.0 million and $5.3 million, respectively, at December 31, 2016.

Nonperforming loans decreased $459,000 to $553,000, or 0.09% of total loans, at June 30, 2017 compared to $1.0 million, or 0.17% of total loans, at December 31, 2016. Residential mortgage nonperforming loans decreased $450,000, and revolving nonperforming loans decreased $30,000 for the first six months of 2017, which were partially offset by an increase of $31,000 in consumer nonperforming loans. Performing troubled debt restructurings ("TDRs") decreased $3.0 million, or 65.3%, when comparing the same periods. Total performing TDRs and nonperforming assets decreased $3.5 million, or 32.5%, to $7.3 million, or 0.91% of total assets, at June 30, 2017 from $10.8 million, or 1.36% of total assets, at December 31, 2016.

At June 30, 2017, nonperforming loans included four revolving home equity loans that totaled $293,000, one residential mortgage loan in the amount of $176,000, three commercial and industrial loans that totaled $53,000 and one consumer loan in the amount of $31,000. As of June 30, 2017, the nonperforming loans had specific reserves totaling $82,000. TDRs were $1.6 million at June 30, 2017 and $4.6 million at December 31, 2016. The decrease in TDRs was primarily attributable to a $2.9 million payoff during the second quarter of 2017. There were no additions to TDRs during the three months ended June 30, 2017. At June 30, 2017, all of the $1.6 million in TDRs were performing in accordance with their restructured terms, with the exception of $11,000, which TDR was not performing according to its restructured terms and was included as nonaccruing loans.

Foreclosed real estate at June 30, 2017 included seven properties with a total recorded amount of $5.0 million compared to ten properties with a total recorded amount of $5.1 million at December 31, 2016. During the six months ended June 30, 2017, no new properties were added to foreclosed real estate, while three properties in the amount of $30,000 were sold with an additional gain of $16,000. The Bank recorded $23,000 in additional loss provisions on foreclosed real estate during the first six months of 2017 and $2,000 in capital additions during the period.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During 2015, the Bank sold one retail unit and two office units. During 2016, the Bank sold one retail unit. During the six months ended June 30, 2017, there were no units sold. As of June 30, 2017, the adjusted recorded amount was $3.3 million for the remaining six retail units and five office units.

Profile

The Company is the holding company for the Bank. The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2016 #1 Best Overall Bank, #1 Best Mortgage Company, #1 Best Bank Services For Small Businesses and #1 Best Business That Gives Back To The Community by the readers of the Mountain Xpress newspaper in Western North Carolina.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving the Company's and First Bancorp's ("FBNC") expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the combination of the Company and FBNC, including future financial and operating results, expected cost savings, expected impact on future earnings, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and you are cautioned not to place undue reliance on any forward-looking statements. We assume no duty to update forward-looking statements.

In addition to factors previously disclosed in the Company's and FBNC's reports filed with the SEC, the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by the Company's shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Company and FBNC businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the reaction to the transaction of the companies' customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Board of Governors of the Federal Reserve and legislative and regulatory actions and reforms.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This communication is being made in respect of the proposed transaction involving the Company and FBNC. This material is not a solicitation of any vote or approval of the Company's shareholders and is not a substitute for the proxy statement/prospectus or any other documents which the Company and FBNC may send in connection with the Merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, FBNC has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of the Company and a prospectus of FBNC, as well as other relevant documents concerning the proposed transaction. Investors and security holders are also urged to carefully review and consider each of the Company's and FBNC's public filings with the SEC, including, but not limited to, their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The proxy statement/prospectus will be mailed to the Company's shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/ PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/ prospectus (when available) and other filings containing information about the Company and FBNC at the SEC's website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company on its website at www.ashevillesavingsbank.com and by FBNC on its website at http://www.localfirstbank.com.

The Company, FBNC and certain of their respective directors and executive officers, under the SEC's rules, may be deemed to be participants in the solicitation of proxies of the Company's shareholders in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of the Company's common stock is set forth in the proxy statement for the Company's 2017 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 5, 2017. Information about the directors and executive officers of FBNC and their ownership of FBNC common stock is set forth in the proxy statement for FBNC's 2017 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 27, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Contact:
Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	June 30,	December 31,
(Dollars in thousands)	2017	2016 (1)	% Change

Total assets	$ 801,388	$ 795,823	0.7%
Cash and cash equivalents	53,311	46,724	14.1%
Investment securities	99,550	103,581	-3.9%
Loans receivable, net of deferred fees	613,603	603,582	1.7%
Allowance for loan losses	(6,659)	(6,544)	-1.8%
Deposits	677,447	647,623	4.6%
Core deposits (2)	540,972	516,125	4.8%
FHLB advances	20,000	50,000	-60.0%
Accounts payable and other liabilities	7,363	6,671	10.4%
Total equity	96,267	91,137	5.6%

(1) Derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(Dollars in thousands,	Three Months Ended			Six Months Ended
except per share data)	June 30,			June 30,
	2017	2016	% Change	2017	2016	% Change

Interest and
dividend income	$ 7,114	$ 6,755	5.3%	$ 14,037	$ 13,432	4.5%
Interest expense	601	854	-29.6%	1,417	1,698	-16.5%
Net interest income	6,513	5,901	10.4%	12,620	11,734	7.6%
Provision for
loan losses	75	104	-27.9%	132	503	-73.8%
Net interest income
after provision for
loan losses	6,438	5,797	11.1%	12,488	11,231	11.2%
Noninterest income	1,757	2,476	-29.0%	3,703	4,525	-18.2%
Noninterest expenses	6,262	5,637	11.1%	11,850	11,398	4.0%
Income before
income tax
provision	1,933	2,636	-26.7%	4,341	4,358	-0.4%
Income tax
provision	781	940	-16.9%	1,355	1,541	-12.1%
Net income	$ 1,152	$ 1,696	-32.1%	$ 2,986	$ 2,817	6.0%

Net income per
common share:
Basic	$ 0.33	$ 0.47	-29.8%	$ 0.86	$ 0.78	10.3%
Diluted	$ 0.31	$ 0.45	-31.1%	$ 0.80	$ 0.75	6.7%
Average shares outstanding:
Basic	3,476,180	3,602,449	-3.5%	3,464,356	3,590,407	-3.5%
Diluted	3,760,014	3,742,458	0.5%	3,731,780	3,731,316	0.0%
Ending shares outstanding	3,788,025	3,987,322	-5.0%	3,788,025	3,987,322	-5.0%

Selected Average Balances and Yields/Costs

	For The Three Months Ended June 30,
	2017		2016
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable (1)	$ 613,900	4.22%	$ 604,138	4.07%
Investment securities, including tax-exempt (1)	100,541	2.63%	117,544	2.32%
Other interest-earning assets	44,045	1.10%	34,651	0.87%
Total interest-earning assets (1)	758,486	3.83%	756,333	3.65%
Interest-bearing deposits	542,692	0.31%	510,054	0.29%
Federal Home Loan Bank advances	20,000	3.59%	50,000	3.94%
Total interest-bearing liabilities	563,236	0.43%	561,685	0.61%

Interest rate spread (1)		3.40%		3.04%
Net interest margin (1)		3.51%		3.20%

	For The Six Months Ended June 30,
	2017		2016
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable (1)	$ 612,764	4.20%	$ 598,739	4.08%
Investment securities, including tax-exempt (1)	101,484	2.61%	121,648	2.30%
Other interest-earning assets	44,568	1.04%	30,910	0.92%
Total interest-earning assets (1)	758,816	3.80%	751,297	3.66%
Interest-bearing deposits	536,755	0.31%	509,546	0.28%
Federal Home Loan Bank advances	32,155	3.79%	50,000	3.94%
Total interest-bearing liabilities	569,515	0.50%	560,721	0.61%

Interest rate spread (1)		3.30%		3.05%
Net interest margin (1)		3.42%		3.21%

(1) Yields on tax-exempt loans and securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

	Three Months Ended		Six Months Ended
Allowance for Loan Losses	June 30,		June 30,
(Dollars in thousands)	2017	2016	2017	2016

Allowance for loan losses, beginning of period	$ 6,573	$ 6,722	$ 6,544	$ 6,289
Provision for loan losses	75	104	132	503

Charge-offs	(43)	(260)	(96)	(268)
Recoveries	54	17	79	59
Net recoveries (charge-offs)	11	(243)	(17)	(209)

Allowance for loan losses, end of period	$ 6,659	$ 6,583	$ 6,659	$ 6,583

Allowance for loan losses as a percent of:
Total loans	1.09%	1.09%	1.09%	1.09%
Total nonperforming loans	1,204.16%	265.34%	1,204.16%	265.34%

Nonperforming Assets		June 30,	December 31,
(Dollars in thousands)		2017	2016 (1)	% Change

Nonperforming loans:
Nonaccruing loans (2)
Commercial:
Commercial and industrial		$ 53	$ 63	-15.9%
Total commercial		53	63	-15.9%
Non-commercial:
Residential mortgage		176	626	-71.9%
Revolving mortgage		293	323	-9.3%
Consumer		31	-	n/a
Total non-commercial		500	949	-47.3%
Total nonaccruing loans (2)		553	1,012	-45.4%

Total loans past due 90 or more days
and still accruing		-	-	0.0%

Total nonperforming loans		553	1,012	-45.4%

Foreclosed real estate		5,034	5,069	-0.7%
Repossessed assets		132	190	-30.5%

Total nonperforming assets		5,719	6,271	-8.8%

Performing troubled debt restructurings (3)		1,576	4,543	-65.3%
Performing troubled debt restructurings and
total nonperforming assets		$ 7,295	$ 10,814	-32.5%

Nonperforming loans as a percent of total loans		0.09%	0.17%
Nonperforming assets as a percent of total assets		0.71%	0.79%
Performing troubled debt restructurings and
total nonperforming assets to total assets		0.91%	1.36%

(1) Derived from audited consolidated financial statements.
(2) Nonaccruing loans include nonaccruing troubled debt restructurings.
(3) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	June 30, 2017		December 31, 2016
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	5	$ 4,104	8	$ 4,116
Residential mortgage	2	930	2	953
Total	7	$ 5,034	10	$ 5,069

Foreclosed Real Estate		Six Months Ended
(Dollars in thousands)		June 30, 2017

Beginning balance		$ 5,069
Capitalized cost		2
Loss provisions		(23)
Gain on sale of foreclosed properties		16
Net proceeds from sales of foreclosed properties		(30)
Ending balance		$ 5,034

Selected Average Balances and Performance Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2017	2016	2017	2016

Selected Average Balances
Average total loans	$ 613,900	$ 604,138	$ 612,764	$ 598,739
Average total interest-earning assets	758,486	756,333	758,816	751,297
Average total assets	798,048	787,603	799,016	782,373
Average total interest-bearing deposits	542,692	510,054	536,755	509,546
Average total deposits	675,225	629,467	665,525	626,049
Average total interest-bearing liabilities	563,236	561,685	569,515	560,721
Average total shareholders' equity	95,698	93,648	94,268	92,531

Selected Performance Ratios
Return on average assets (1)	0.58%	0.87%	0.75%	0.72%
Return on average equity (1)	4.83%	7.28%	6.39%	6.12%
Interest rate spread (1)(2)	3.40%	3.04%	3.30%	3.05%
Net interest margin (1)(3)	3.51%	3.20%	3.42%	3.21%
Noninterest expense to average assets (1)	3.15%	2.88%	2.99%	2.93%
Efficiency ratio (4)	74.53%	72.46%	71.56%	74.35%

(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents noninterest expenses divided by the sum of net interest income on a tax-equivalent basis using a 34% federal marginal tax rate and noninterest income, excluding realized gains and losses on the sale of securities.

Quarterly Earnings Data

	Three Month Periods Ended
(Dollars in thousands,	June 30,	March 31,	December 31,	September 30,	June 30,
except per share data)	2017	2017	2016	2016	2016

Income Statement Data:
Interest and dividend income	$ 7,114	$ 6,923	$ 6,934	$ 6,982	$ 6,755
Interest expense	601	816	875	871	854
Net interest income	6,513	6,107	6,059	6,111	5,901
Provision for (recovery of) loan losses	75	57	137	(92)	104
Net interest income after provision for
(recovery of) loan losses	6,438	6,050	5,922	6,203	5,797
Noninterest income	1,757	1,946	1,941	2,290	2,476
Noninterest expenses	6,262	5,588	13,191	5,861	5,637
Income (loss) before income
tax provision (benefit)	1,933	2,408	(5,328)	2,632	2,636
Income tax provision (benefit)	781	574	(2,004)	907	940
Net income (loss)	$ 1,152	$ 1,834	$ (3,324)	$ 1,725	$ 1,696

Data Per Common Share:
Net income (loss) per share – Basic	$ 0.33	$ 0.53	$ (0.97)	$ 0.51	$ 0.47
Net income (loss) per share – Diluted	$ 0.31	$ 0.50	$ (0.97)	$ 0.48	$ 0.45
Book value per share	$ 25.41	$ 24.75	$ 24.06	$ 24.12	$ 23.80
Weighted average shares outstanding:
Basic	3,476,180	3,452,400	3,419,782	3,422,798	3,602,449
Diluted	3,760,014	3,697,194	3,419,782	3,573,937	3,742,458
Ending shares outstanding	3,788,025	3,788,025	3,788,025	3,787,322	3,987,322

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2017	2017	2016 (1)	2016	2016

Ending Balance Sheet Data:
Total assets	$ 801,388	$ 803,499	$ 795,823	$ 797,240	$ 805,568
Cash and cash equivalents	53,311	60,451	46,724	44,752	51,561
Investment securities	99,550	101,106	103,581	110,035	110,869
Loans receivable, net of deferred fees	613,603	605,826	603,582	597,935	606,212
Allowance for loan losses	(6,659)	(6,573)	(6,544)	(6,464)	(6,583)
Deposits	677,447	682,069	647,623	642,603	640,685
Core deposits (3)	540,972	541,379	516,125	510,842	505,438
FHLB advances	20,000	20,000	50,000	50,000	50,000
Total equity	96,267	93,740	91,137	91,343	94,907

Regulatory Capital Ratios:
Common equity tier 1 capital	16.17%	15.97%	15.54%	15.92%	16.41%
Tier 1 leverage capital	12.15%	11.89%	11.58%	11.97%	12.43%
Tier 1 risk-based capital	16.17%	15.97%	15.54%	15.92%	16.41%
Total risk-based capital	17.28%	17.07%	16.63%	16.99%	17.50%

Asset Quality:
Nonperforming loans	$ 553	$ 568	$ 1,012	$ 1,237	$ 2,481
Nonperforming assets (2)	5,719	5,807	6,271	6,184	7,294
Nonperforming loans to total loans	0.09%	0.09%	0.17%	0.21%	0.41%
Nonperforming assets to total assets	0.71%	0.72%	0.79%	0.78%	0.91%
Allowance for loan losses	$ 6,659	$ 6,573	$ 6,544	$ 6,464	$ 6,583
Allowance for loan losses to total loans	1.09%	1.08%	1.08%	1.08%	1.09%
Allowance for loan losses to
nonperforming loans	1,204.16%	1,157.22%	646.64%	522.55%	265.34%

(1) Derived from audited consolidated financial statements.
(2) Certain amounts for prior periods were reclassified to conform to the June 30, 2017 presentation.
The reclassifications had no effect on net income or equity as previously reported.
(3) Core deposits are defined as total deposits excluding certificates of deposit.